Exhibit 8.1


                                                                  ATLANTA OFFICE
                                                      TELEPHONE: (404) 572- 6600
                                                                    WWW.PGFM.COM


                                                 November 23, 2004



Omega Healthcare Investors, Inc.
9690 Deereco Road, Suite 100
Timonium, Maryland 21093


         Re: Dividend Reinvestment and Common Stock Purchase Plan Certain Federal Income Tax Matters


Ladies and Gentlemen:

     You have requested our opinion concerning certain federal income tax considerations in connection with the registration by Omega Healthcare Investors, Inc., a Maryland corporation (the "Company"), of up to 2,000,000 shares of common stock, par value $.10 per share (the "Shares"), as more fully described in the Registration Statement on Form S-3 (the "Registration Statement," which includes the Prospectus) to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act"). Capitalized terms used in this opinion letter and not otherwise defined herein shall have the meanings assigned to such terms in the Prospectus.

     The opinion set forth in this opinion letter is based on relevant provisions of the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code"), Treasury Regulations promulgated thereunder (including proposed and temporary Treasury Regulations), and interpretations of the foregoing as expressed in court decisions, administrative determinations, and the legislative history as of the date hereof. These provisions and interpretations are subject to change, which may or may not be retroactive in effect, that might result in modifications of our opinions expressed herein.

     In  rendering  our  opinions,  we  examined  such  records,   certificates,
documents and other materials as we considered necessary or appropriate as a basis for such opinions, including the following:

     (i) the Registration Statement (including the exhibits thereto and all amendments made through the date hereof);

     (ii) the organizational documents of the Company, as amended, restated and supplemented;

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    (iii) the  Company's  Annual  Report on Form 10-K for the fiscal years ended
          December 31, 1999, December 31, 2000, December 31, 2001, December 31, 2002, and December 31, 2003;

     (iv) the Company's Quarterly Report on Form 10-Q for the quarterly periods ended March 31, 2004 and June 30, 2004;

     (v) records required by the Internal Revenue Code and Treasury Regulations relating to shareholder ownership and fair value of assets prepared by the Company for the fiscal year ended December 31, 2003; and

     (vi) such other documents and information provided to us as we deemed relevant to our opinion.

     In addition, we have been provided with a certificate (the "Officer's Certificate") executed by a duly appointed officer of the Company, setting forth certain representations relating to the formation and operation of the Company and its subsidiaries, including qualified REIT subsidiaries (the "Subsidiaries") and entities treated as partnerships for federal income tax purposes in which the Company has an interest (the "Property Partnerships").

     For purposes of our opinion, we have not made an independent investigation of the facts set forth in such documents, the Officer's Certificate, the organizational documents of the Subsidiaries, the operating or partnership agreements of the Property Partnerships, or the Prospectus. We have consequently assumed, with your permission, that the information presented in such documents, or otherwise furnished to us, accurately and completely describes all material facts relevant to our opinions. No facts have come to our attention, however, that would cause us to question the accuracy and completeness of such facts, documents, or assumption in a material way.

     We have also assumed for the purposes of this opinion letter that the Company is validly organized and duly incorporated under the laws of the State of Maryland, that each of the Subsidiaries is validly organized and duly incorporated under the laws of its state or jurisdiction of organization, and that each of the Property Partnerships is duly organized and a validly existing partnership or limited liability company under the laws of its state or jurisdiction of organization.

     Based on the foregoing, we are of the opinion that:

     1. The Company has qualified for treatment as a real estate investment trust ("REIT") under the Internal Revenue Code for its taxable year ended December 31, 2003, and the Company's organization and method of operation will enable it to meet the requirements for qualification and taxation as a REIT for its taxable year ending December 31, 2004, and to continue to meet such requirements in each taxable year thereafter; and

     2. The discussion in the Prospectus in the section entitled "Certain Federal Income Tax Consequences Associated with Participating in the Plan" fairly summarizes the federal income tax considerations that are likely to be material to a holder of the Shares.

     The Company's qualification and taxation as a REIT depends upon the Company's ability to meet on a continuing basis, through actual annual operating and other results, the various requirements under the Internal Revenue Code and described in the Prospectus with regard to, among other things, the sources of its gross income, the composition of its assets, the level of its distributions to stockholders and the diversity of its stock ownership. We will not review the Company's compliance with these requirements on a continuing basis. Accordingly, no assurance can be given that the actual results of the operations of the Company, the Subsidiaries and the Property Partnerships, the sources of their income, the nature of their assets, the level of the Company's distributions to stockholders and the diversity of its stock ownership for any given taxable year will satisfy the requirements under the Internal Revenue Code for qualification and taxation as a REIT.

     Other than as expressly stated above, we express no opinion on any issue relating to the Company, one or more of the Subsidiaries or the Property Partnerships or to any investment therein. Furthermore, we assume no obligation to advise you of any changes in the foregoing subsequent to the date of this opinion letter, and we are not undertaking to update this opinion letter after the date hereof.

     This opinion letter is intended solely for the Company's use in connection with the registration of the Shares pursuant to the Registration Statement and may not be relied upon for any other purpose or by any other person. This opinion letter may not be quoted in whole or in part or otherwise referred to or furnished to any other person except in response to a valid subpoena. This opinion letter is limited to the matters expressly stated herein, and no opinions are implied or may be inferred beyond the matters expressly stated herein. This opinion letter is rendered as of the date hereof, and we assume no obligation to update or supplement such opinion letter to reflect any facts or circumstances that may hereafter come to our attention or any changes in facts or law that may hereafter occur.

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     We hereby consent to the filing of this opinion letter as an Exhibit to the
Registration Statement and the use of our name as the same appears under the caption "Legal Matters." In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required by the Securities Act or by the rules and regulations promulgated thereunder.

                                                     Very truly yours,
                                                     /s/  Powell Goldstein LLP

                                                     POWELL GOLDSTEIN LLP